Exhibit 10.1

Letter of Intent for FOMO CORP. to Acquire TARGET

February 7, 2021

XXXXXX

President & Owner

TARGET

XXXXXX

XXXXXX

Dear Mr. XXXXXX:

This Letter of Intent (“LOI” or the “Initial Agreement”) dated this 7th day of February 2021 outlines the proposed terms and conditions under which FOMO CORP. (“FOMO”; OTC: ETFM) would acquire TARGET (“TARGET”). Under this LOI, in the future (from execution of this document to T+90 days), FOMO will acquire all of the outstanding equity of TARGET (which includes control of its ownership interests and intellectual property related to HVAC services and equipment sales, virus cleaning equipment sales, distribution, private-label, and energy management equipment sales, software sales and services). Except as specifically provided for herein, the terms of this LOI are preliminary and non-binding on either party with regard to a potential future acquisition of TARGET by FOMO. The complete terms of any proposed transaction between the parties will be set forth in a Definitive Agreement which may be executed by the parties in the future.

1. Purchase Consideration. Upon successful completion of mutual due diligence, fulfillment of all other contingencies contained herein and in the Acquisition Agreement (defined below in Section 5), if entered into, FOMO will acquire 100% of the outstanding equity of TARGET in exchange for cash, a seller note and Series B Preferred Stock of FOMO as detailed under a definitive agreement to be mutually negotiated by both FOMO and TARGET. The parties will work together in good faith to negotiate and enter into an Acquisition Agreement and to consummate FOMO’s acquisition of TARGET’s shareholder interests (collectively, the “Future Transaction”) within 90 days of the date this Initial Agreement that is fully executed by the parties. The final terms will be negotiated and mutually agreed upon by the parties upon the successful completion of due diligence by both parties. Based on these preliminary offered terms, FOMO will need to raise cash on hand to consummate the Future Transaction.

2. Transaction Structure. A Future Transaction would be structured as an acquisition of 100% of the issued and outstanding member interests of TARGET from the owners of equity interests of TARGET (the “Owners”). TARGET will provide standard representations common and customary for transactions of this nature, including, without limitation, that all of the assets, tangible or intangible, used in, or arising out of, the conduct of the business operations of TARGET, are owned by TARGET or otherwise held by TARGET under valid leases or licenses, TARGET has no subsidiaries and there are no other securities convertible or exchangeable into Shares of common stock, nor any agreements of any kind relating to the issuance of any Shares of common stock or other securities of TARGET under the terms of any options, warrants or the like, except for the Option agreements which have been provided.

3. Purchase Price.

a.	Upon execution of this Initial Agreement, FOMO will issue TARGET a non-refundable deposit of 100,000 Series B Preferred Shares convertible 1-1000 into one hundred (100) million Common Shares of FOMO. The Series B Preferred Shares shall bear a Restricted Legend and be subject to the SEC’s Rule 144 with regard to transfer or sale.

b.	The Total Purchase Price of the Future Transaction will include $1,000,000 cash, a $500,000 seller note secured by the assets of a to-be-formed HVAC integration services subsidiary to include TARGET’s business, and 650,000 Series B Preferred Shares (including the down payment shares) which will be based on Series B Preferred Shares in an amount and valuation based on common stock priced at $0.002 (i.e., $2.00 per Series B Preferred Share based on a 1-1000 conversion ratio into common shares for each Series B Preferred Share).

c.	The Total Purchase Price is expected to include an earn-out formula based on 5% of consideration paid for any and all future mergers or acquisitions of HVAC install companies sourced by TARGET for a period of one year. Such earnout shall be paid in Series B Preferred Shares as consideration valued using the 50-day moving average closing bid price of FOMO common stock as of the closing date of said transactions.

d.	Transaction costs will be only for matters required for auditing the Seller and not including other accounting services. FOMO will inform TARGET as to whether an audit will be required within five (5) business days after the date a Future Agreement is fully executed by both parties.

4. Due Diligence. Upon the execution and delivery of this LOI by the parties hereto, the authorized representatives of each party will be granted full and immediate access and opportunity during reasonable business hours to examine the business, properties, affairs and books and records relating to the other party, subject to Section 11 below in this Initial Agreement and the Confidentiality and Non-Disclosure Agreement dated the 18th day of December 2020 entered into between FOMO and TARGET’s advisors, if any, for the benefit of TARGET . All access, interviews, and inspections of TARGET’s facilities, employees, contractors, customers, and vendors shall require the prior approval of XXXXXX, President of TARGET and its affiliates and successors in interest. All information and documents relating to each other obtained by FOMO or TARGET and its representatives in connection with such examination shall be afforded confidential treatment, shall not be disclosed to others except as legally required in connection with a potential future transaction and in obtaining the necessary approvals related thereto, if any, and shall not be used for any purpose unrelated to a potential future transaction.

5. Acquisition Agreement. If mutually agreeable, the parties shall proceed to negotiate, prepare, and execute definitive agreements for the proposed acquisition of all of the Shares and the other transactions contemplated herein (collectively, the “Acquisition Agreement”). FOMO will provide TARGET with an initial draft of the Acquisition Agreement on or before the date that is no later than 45 days after the date this Initial Agreement is fully signed by both parties. The Acquisition Agreement shall contain terms, conditions and representations, warranties and covenants that are normal and appropriate for such a transaction of the type contemplated. Neither party intends to be bound by any oral or written statements nor any correspondence concerning the Acquisition Agreement arising during the course of negotiations, notwithstanding that the same be expressed in terms signifying a partial, preliminary or interim agreement between the parties.

6. Certain Other Agreements.

a.	Each party will bear its own costs and expenses in connection with the transactions contemplated hereby, including without limitation, fairness opinions (which are acceptable to each of the parties) attorneys’ and accountants’ fees, travel and living expenses and all other out-of-pocket expenses, provided, that, notwithstanding the foregoing, FOMO will reimburse TARGET the costs of an audit if an audit is required for the closing of the acquisition of TARGET by FOMO

b.	The facts and economic terms of this Initial Agreement or the Acquisition Agreement shall not be disclosed without the prior written consent of each party unless required by law.

c.	In the event that any action is filed in relation to this Initial Agreement, it is agreed that all claims, disputes and controversies arise out of or relating in any way to this Letter of Intent will, to the fullest extent permitted by law, be resolved by binding arbitration administered by the American Arbitration Association under its Commercial Arbitration Rules. The venue for such arbitration shall be conducted in the State of Pennsylvania. This Initial Agreement shall be governed by and construed and enforced in accordance with the laws of the state of mutual agreement (California or Pennsylvania or TBD).

7. Additional Conditions of the Acquisition Agreement (if consummated). The Parties shall not agree to any Acquisition Agreement unless the following provisions have been met:

a.	Each party, in their sole determination, concluding that the proposed future transaction makes economic sense.

b.	The parties agreeing to a mutually acceptable consideration and transaction structure.

c.	All necessary approvals, consents and filings shall have been obtained or made and all applicable legal requirements shall have been satisfied.

d.	Approval by the Board of Directors and shareholders of each Company if required.

e.	There shall not have been from the date of this Initial Agreement any material adverse change in the business, operations, financial condition or properties of the parties, or any event, which may result in such material adverse change.

f.	TARGET completing an audit of its financial records for 2019-2020 that is acceptable to FOMO, in the event that an audit is deemed to be necessary to complete the acquisition.

g.	FOMO shall offer employment to certain agreed key employees of TARGET.

h.	TARGET and key employees will agree to non-solicitation and non-competition agreements for a period not to exceed two years.

i.	FOMO shall only be liable for known and disclosed agreed liabilities. Any liabilities not otherwise agreed shall be subject to offset against payment of the Deferred Purchase Price and/or the Earn-Out Amount, not to exceed in the aggregate (including indemnification obligations) 5% of the Deferred Purchase Price.

k.	FOMO will ensure that sufficient TARGET staff are retained and available to assist with PPE and virus cleaning product/service orders.

8. Termination. FOMO’s Exclusive Purchase Option for TARGET shall expire at 12:00am midnight of the 90th day after execution of this Initial Agreement, unless mutually extended by FOMO and TARGET.

9. No Public Announcement. Each of the parties agrees not to make any public announcement with regard to the transaction contemplated by this Letter of Intent without the prior written consent of the other, the consent for which is at the total discretion of such other party.

10. Confidential Information. The parties agree that (except as may be required by law) they will not disclose or use and they will cause their officers, directors, employees, representatives, agents, and advisors not to discuss the proposed transaction with third parties and will not disclose or use, any Confidential Information (as hereinafter defined) with respect to either party furnished, or to be furnished by such parties in connection herewith at any time or in any manner and they will not use such information other than in connection with the proposed transaction. For the purposes of this paragraph, “Confidential Information” means any information provided to the Buyer by or on behalf of the Shareholders or TARGET with respect to the Proposed Transaction, including but not limited to information obtained in accordance with Paragraph 4 hereof. If the Proposed Transaction is not consummated, each party will promptly return or delete all documents, contracts, records, or properties to the proper owner thereof. The provisions of this paragraph will survive the termination of this Letter of Intent. Because damages to either party resulting from violation of the provisions of this paragraph would be considerable but difficult to ascertain, either party may enforce the provisions of this paragraph by means of an injunction in the appropriate court of competent jurisdiction in the State of Pennsylvania (and enforcement thereof may be had in any other court of competent jurisdiction) and be entitled to any other rights or remedies available at law of equity to such party under the law of a state of mutual agreement (California or Pennsylvania or TBD).

11. Non-Solicitation.

a. Each party agrees that, for a period of two (2) years from the date this Initial Agreement is fully executed by the parties, neither they nor any of their affiliates will, without the prior written consent of the other party, directly or indirectly, solicit or hire for employment any person who is currently, or at any time during the period commencing on the date hereof through the date this Letter of Intent is terminated in accordance with Section 8 hereof, an officer or employee of the other party or any of its subsidiaries, provided that, nothing in this Section 11 shall preclude a party from (i) engaging in general solicitations of employment by means of general advertisements during the restriction period, or (ii) hiring anyone who (a) initiates discussions regarding such employment on an unsolicited basis, (b) responds to any public advertisement, or (c) has been terminated by a party prior to commencement of employment discussions. The provisions of this paragraph will survive the termination of this Letter of Intent. Because damages to either party resulting from violation of the provisions of this paragraph would be considerable but difficult to ascertain, either party may enforce the provisions of this paragraph by means of an injunction in the appropriate court of competent jurisdiction in Philadelphia, Pennsylvania (and enforcement thereof may be had in any other court of competent jurisdiction) and be entitled to any other rights or remedies available at law of equity to such party under the law of a state of mutual agreement (California or Pennsylvania or TBD); or

b. FOMO agrees that, for a period of two (2) years from the date this Letter of Intent is fully executed by the parties, neither FOMO nor any of their affiliates will, directly or indirectly, solicit provide, sell, solicit in order to provide or sell, or market products or services that compete with the products or services provided by TARGET to any customer or client of TARGET the identity of which FOMO obtained pursuant to its review of the business, properties, affairs and books and records of TARGET.

Except for the provisions contained in Paragraphs 3(a) (“nonrefundable deposit), 6, 8, 9, 10 and 11 above, this Letter of Intent is not intended to be a complete statement of, or a binding agreement between FOMO and TARGET nor intended to create any obligation or rights in either party to sell or purchase the outstanding member interests of TARGET, or enter into any other transaction, it being agreed and understood that a binding commitment with respect to such transaction will only exist upon the execution and delivery of, and to the extent set forth in, a definitive agreement.

This proposed Initial Agreement herein shall expire at 5:00 p.m. Eastern USA time, on February 10, 2021. Please sign and date this Initial Agreement in the spaces provided below to confirm our mutual understandings and your agreement to the binding provisions set forth in this Letter of Intent and return a signed copy to the attention of the undersigned. Counterparts and PDF or electronic transmission signatures are acceptable as originals.

FOMO CORP.

By:

Printed Name and Title: VIKRAM GROVER, CEO

Date:	February 7, 2021

Acknowledged and Agreed to:

TARGET

By:

Printed Name and Title: XXXXXX, PRESIDENT & OWNER

Date:

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